Exhibit 5.1

Buchanan Ingersoll PC

ATTORNEYS

One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, PA 15219-1410 T 412 562 8800 F 412 562 1041 www.buchananingersoll.com

June 19, 2006

Board of Directors

The AES Corporation

4300 Wilson Boulevard, Suite 1100

Arlington, Virginia 22203

Ladies and Gentlemen:

We have acted as counsel to The AES Corporation, a Delaware corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to Two Million (2,000,000) shares of the Corporation’s common stock (the “Common Stock”), pursuant to the terms of the Employees’ Thrift Plan of Indianapolis Power & Light Company (the “Plan”).

In connection with such proposed issuance, we have examined the Plan, the Certificate of Incorporation of the Corporation, as amended and restated, the By-laws of the Corporation, as amended, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 covering the issuance of the Common Stock, and such other documents, records, certificates of public officials, statutes and decisions as we consider necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to those original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and when the Common Stock has been duly issued and delivered pursuant to the terms of the Plan, such shares of Common Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The filing of this consent shall not be deemed an admission that we are an expert within the meaning of Section 7 of the Securities Act.

Very truly yours,

BUCHANAN INGERSOLL PC

By:	/s/ Ronald Basso
Ronald Basso

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